Filed Pursuant to Rule 424(b)(3)
File No. 333-130380

PROSPECTUS SUPPLEMENT NO. 10 DATED AUGUST 7, 2009
TO PROSPECTUS DATED MAY 12, 2008

PUDA COAL, INC.

2,623,002 Shares of Common Stock

This Prospectus Supplement No. 10 supplements and amends the prospectus dated May 12, 2008, as supplemented and amended by Post-Effective Amendment No. 1 dated May 8, 2008, Prospectus Supplement No. 1 dated May 15, 2008, Prospectus Supplement No. 2 dated July 2, 2008, Prospectus Supplement No. 3 dated July 24, 2008, Prospectus Supplements No. 4 and No. 5 dated November 18, 2008, Prospectus Supplement No. 6 dated December 31, 2008, Prospectus Supplement No. 7 dated March 12, 2009, Prospectus Supplement No. 8 dated March 18, 2009, Post-Effective Amendment No. 2 dated June 10, 2009, and Prospectus Supplement No. 9 dated June 15, 2009, which we refer to collectively as the Prospectus. This prospectus relates to the offer for sale of up to 2,623,002 (taking into account a 7-to-1 stock conversion on July 30, 2009) shares of our common stock by certain existing holders of the securities, referred to as Selling Security Holders.

On August 5, 2009, we filed with the Securities and Exchange Commission our Current Report on Form 8-K in connection with our reincorporation from Florida to Delaware and stock conversion at a 7-to-1 ratio.  A copy of such Current Report on Form 8-K is attached to and constitutes an integral part of this Prospectus Supplement No. 10.

This Prospectus Supplement No. 10 should be read in conjunction with the Prospectus, which are to be delivered with this Prospectus Supplement No. 10. This Prospectus Supplement No. 10 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained in the Prospectus.

In reviewing the Prospectus and this Prospectus Supplement No. 10, you should carefully consider the risks under “Risk Factors” beginning on page 6 of the Prospectus, dated May 12, 2008, as updated by the risk factors discussed in Item 1A of our subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 10 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 10 is August 7, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2009

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Delaware	65-1129912
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

On July 30, 2009, Puda Coal, Inc. (the “Company”) completed a reincorporation from a Florida corporation to a Delaware corporation by filing (i) a Certificate of Conversion with the Secretary of State of the State of Delaware, (ii) a Certificate of Incorporation with the Secretary of State of the State of Delaware and (iii) a Certificate of Conversion with the Secretary of State of the State of Florida.  Each issued and outstanding share of common stock, par value $0.001 per share, of the Florida-incorporated Company was automatically converted into 0.142857 issued and outstanding share of common stock, par value $0.001 per share, of the Delaware-incorporated Company.  No fractional shares was or will be issued in connection with the conversion; instead, the Company rounded up the fractional share to the nearest whole number.  The total number of authorized shares of common stock and preferred stock did not change as a result of the conversion.

Following the reincorporation, the Company is deemed for all purposes of the laws of Delaware and Florida to be the same entity as prior to the reincorporation.  The reincorporation does not result in any change in the name, federal tax identification number, business, physical location, assets, liabilities or net worth of the Company.  The reincorporation does not result in a change in the trading status of the Company’s common stock, which continues to trade on the OTC Bulletin Board. The new trading symbol, starting August 6, 2009, will be “PUDZ.”  In addition, the reincorporation does not affect any of the Company’s material contracts with any third parties. The directors and executive officers of the Company continue to serve for the terms for which they were elected.

The reincorporation does not alter any shareholder’s percentage ownership interest owned in the Company.  Each outstanding option or warrant to purchase one share of the Florida-incorporated Company’s common stock under the Company’s 2008 Equity Incentive Plan was automatically convert into an option to purchase 0.142857 share of common stock of the Delaware-incorporated Company with the option exercise price increased proportionately at a 1:7 ratio.  The Company’s issued unvested restricted stock are subject to the same conversion ratio as well.

The rights of the Company’s shareholders are now governed by Delaware corporate law rather than Florida corporate law.  The material differences between the Delaware General Corporation Law and the Florida Business Corporation Act are summarized in our Form 8-K filed on July 8, 2009, which is hereby incorporated by reference in its entirety, including the exhibits, unless stated otherwise in this report.

Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year

The charter and Bylaw amendments as discussed in the Form 8-K filed on July 8, 2009 became effective as of July 30, 2009.  Our disclosure in the Form 8-K as well as the exhibits filed therewith is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: August 5, 2009	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer